Exhibit 3b.

CERTIFICATE OF CORRECTION OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

BRISTOL-MYERS SQUIBB COMPANY

Bristol-Myers Squibb Company, a Delaware corporation (the “Company”), in accordance with the provisions of Section 103 of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

1. The name of the Company is Bristol-Myers Squibb Company.

2. An Amended and Restated Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on May 24, 2005 (the “Certificate of Incorporation”) and said Certificate of Incorporation requires correction as permitted by subsection (f) of Section 103 of the General Corporation Law of the State of Delaware.

3. The inaccuracy or defect of said Certificate of Incorporation to be corrected is that it inadvertently omitted the Certificate of the Designation, Preferences and Relative, Participating, Optional or Other Special Rights of the $2.00 Convertible Preferred Stock which was filed with the Secretary of State on December 22, 1967.

4. The Certificate of Incorporation is corrected by inserting the following as a new paragraph immediately preceding the heading “Common Stock” in Article FOURTH of the Certificate of Incorporation:

“Pursuant to the authority conferred upon the Board of Directors of the corporation by this Article FOURTH, the Board of Directors created a series of 1,300,188 shares of Preferred Stock of the corporation designated as the $2.00 Convertible Preferred Stock (the “$2.00 Convertible Preferred Stock”) by filing a Certificate of Designation with the Secretary of State of the State of Delaware on December 22, 1967, and the voting powers, designations, preferences and relative, participating, optional and other special rights, and qualifications, limitations or restrictions of the $2.00 Convertible Preferred Stock are set forth in Appendix A hereto and are incorporated herein by reference.”

5. The Certificate of Incorporation is further corrected by attaching Appendix A hereto as Appendix A to the Certificate of Incorporation of the Company.

6. All other provisions of the Certificate of Incorporation remain unchanged.

IN WITNESS WHEREOF, the Company has caused this Certificate of Correction to be executed as of the 17th day of December, 2009.

BRISTOL-MYERS SQUIBB COMPANY

By:	/s/ Sandra Leung
Name:	Sandra Leung
Title:	Senior Vice President, General Counsel and Corporate Secretary

Appendix A

CERTIFICATE OF THE DESIGNATION, PREFERENCES AND RELATIVE, PARTICIPATING,

OPTIONAL OR OTHER SPECIAL RIGHTS OF THE $2.00 CONVERTIBLE PREFERRED

STOCK, AND THE QUALIFICATIONS, LIMITATIONS, OR RESTRICTIONS THEREOF

WHICH HAVE NOT BEEN SET FORTH IN THE CERTIFICATE OF INCORPORATION OR

IN ANY AMENDMENT THERETO

(a) Designation. The shares of such series shall be designated “$2.00 Convertible Preferred Stock”, and the number of shares constituting such series shall initially be 1,300,188.

(b) Dividends. The holders of the shares of such series shall be entitled to receive, out of the assets of the Corporation legally available therefor and as and when declared by the Board of Directors, cash dividends at, but not exceeding, the rate of Two Dollars ($2.00) per share per annum, payable quarterly on the 1st day of the months of March, June, September and December in each year, accruing from the first day of the quarter-yearly dividend period in which the respective shares of such series shall be issued. For the purpose of this paragraph (b), the quarter-yearly dividend period shall begin on the 1st day of the third calendar month prior to the month in which the payment date occurs. Dividends upon the shares of such series shall be cumulative, so that if in any dividend period or periods full dividends upon the outstanding shares of such series at the rate fixed therefor shall not have been paid, the deficiency shall be declared and paid or set apart for payment before any dividend shall be declared and paid or set aside for payment on the Common Stock, and before any assets which are by law available for the payment of dividends shall be paid or set apart for the purchase or redemption of any shares of Preferred Stock or for the purchase of any shares of Common Stock.

(c) Voting Rights. Each holder of shares of such series shall be entitled to one vote for each share held and, except as otherwise by the Certificate of Incorporation or by law provided, the shares of such series and the shares of Common Stock of the Corporation (and any other capital stock of the Corporation at the time entitled thereto) shall vote together as one class, except that while holders of shares of Preferred Stock, voting as a class, are entitled to elect two directors as provided in the Certificate of Incorporation of the Corporation, they shall not be entitled to participate with the Common Stock (or any other capital stock as aforesaid) in the election of any other directors.

So long as any shares of such series are outstanding, the consent of the holders of at least two-thirds of the shares of such series at the time outstanding, given in person or by proxy, either in writing or at a meeting at which the holders of the shares of such series shall vote separately as a class, shall be necessary for effecting the amendment, alteration or repeal of any provision of the Certificate of Incorporation of the Corporation, any certificate amendatory thereof or supplemental thereto, or the by-laws of the Corporation so as to affect materially any of the powers, preferences and rights of the shares of such series.

(d) Redemption. The Corporation at its option, at any time, or from time to time, on or after December 23, 1972 (except as otherwise provided in paragraph (b) above), may redeem all or any of the shares of such series at the following applicable prices:

If Redeemed During the 12-Month Period Beginning December 23,	Per Share Redemption Price
1972	$53.00
1973	$52.50
1974	$52.00
1975	$51.50
1976	$51.00
1977	$50.50
1978 and thereafter	$50.00

together in each case with an amount equal to any dividends accrued and unpaid thereon to the date of redemption.

In the event the Corporation shall determine to redeem less than all the shares of such series then outstanding, the Board of Directors shall determine the shares of such series so to be redeemed by lot; and the certificate of the Secretary of the Corporation, filed with the Transfer Agent or Agents for the shares of such series to be redeemed, of such determination by the Board of Directors shall be conclusive. Notice of any proposed redemption of shares of such series shall be given by the Corporation by mailing a copy of such notice at least 30 days prior to the date fixed for such redemption to the holders of record of the shares of such series to be redeemed, at their respective addresses appearing on the books of the Corporation. From and after the date fixed in such notice as the date of redemption (unless default be made by the Corporation in providing moneys for the payment of the redemption price) all dividends upon the shares of such series thereby called for redemption shall cease to accrue, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive payment of said redemption price) shall cease and determine; or, if the Corporation shall so elect, from and after the date (which date shall be the date of redemption or prior thereto) on which the Corporation shall deposit with a bank or trust company doing business in the Borough of Manhattan, The City of New York, State of New York as Paying Agent, moneys sufficient in amount to pay at the office of such Paying Agent, on the redemption date, the said redemption price (provided the notice of redemption shall state the name and address of such Paying Agent and the intention of the Corporation to deposit said moneys on or before the date of redemption with such Paying Agent), all dividends on the shares of such series so called for redemption shall cease to accrue, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from said Paying Agent said redemption price, and the right, if any, to convert or exchange shares thereof for shares of the Common Stock) shall thereupon cease and determine, and by the deposit of said moneys with said Paying Agent the shares of such series so called for redemption shall be redeemed. Any moneys so deposited with said Paying Agent which shall remain unclaimed by the holders of shares of such series so called for redemption at the end of five full calendar years after the redemption date shall be paid by said Paying Agent to the Corporation, and thereafter the holders of the shares of such series called for redemption shall look only to the Corporation for the payment thereof.

(e) Liquidation. In the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the shares of such series shall be entitled to receive for each share thereof $50.00, together with an amount equal to accrued and unpaid dividends thereon, before any distribution of assets shall be made to the holders of the Common Stock. The holders of the shares of such series shall be entitled to no further participation in any such distribution. Neither the merger nor consolidation of the Corporation into or with any other corporation, nor the merger or consolidation of any other corporation into or with the Corporation, nor a sale, transfer or lease of all or any part of the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this paragraph (e).

(f) Conversion. The holders of shares of the $2.00 Convertible Preferred Stock shall have the right, at their option, to convert such shares into shares of Common Stock of the Corporation at any time on the following terms and conditions:

The shares of such series shall be convertible at the office of a Transfer Agent for such series into full paid and non-assessable shares (calculated as to each conversion to the nearest 1/100th of a share) of Common Stock of the Corporation at the conversion rate in effect at the time of conversion. The rate at which shares of Common Stock shall be delivered upon conversion (herein called the “conversion rate”) shall be initially .53 shares of Common Stock for each share of such series, provided, however, that such initial conversion rate shall be subject to adjustment from time to time in certain instances as hereinafter provided. The Corporation shall make no payment or adjustment on account of any dividends accrued on the shares of such series surrendered for conversion or on account of any dividends accrued on the Common Stock. In case of the call for redemption of any shares of such series such right of conversion shall cease and terminate, as to the shares designated for redemption, at the close of business on the date fixed for redemption unless default shall be made in the payment of the redemption price.

Before any holder of shares of the $2.00 Convertible Preferred Stock shall be entitled to convert the same into Common Stock he shall surrender the certificate or certificates therefor, duly endorsed, at the office of a Transfer Agent, and shall give written notice to the Corporation at said office that he elects to convert the same or part thereof and shall state in writing therein the name or names in which he wishes the certificate or certificates for Common Stock to be issued. The Corporation will, as soon as practicable thereafter, issue and deliver at said office to such holder of shares of such series, or to his nominee or nominees, certificates for the number of full shares of Common Stock to which he shall be entitled as aforesaid, together with cash in lieu of any fraction of a share as hereinafter provided. Shares of such series shall be deemed to have been converted as of the date of the surrender of such shares for conversion as provided above, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock on such date.

In case the Corporation shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares, by way of a dividend payable in Common Stock or a stock-split, or in case the outstanding shares of Common Stock of the Corporation shall be combined into a smaller number of shares, the conversion rate in effect immediately prior to such subdivision or combination shall be adjusted proportionately. In the event that the Corporation shall, at any time or from time to time prior to the conversion or redemption of all of the shares of the $2.00 Convertible Preferred Stock, grant to the holders of its Common Stock the right to subscribe for or purchase any shares of stock of any class of the Corporation, the Corporation shall concurrently therewith grant to the holders of shares of such series the same purchase or subscription rights in the same proportion as if each share of such series had been converted into shares of Common Stock at the then existing conversion rate.

Anything in this subdivision (f) to the contrary notwithstanding, the Corporation shall not be required to give effect to any adjustment in the conversion rate unless and until the net effect of one or more adjustments, determined as above provided, shall have resulted in a change of the conversion rate by at least one-hundredth of one share of Common Stock, and when the cumulative net effect of more than one adjustment so determined shall be to change the conversion rate by at least one-hundredth of one share of Common Stock, such change in the conversion rate shall thereupon be given effect.

In case of any capital reorganization or any reclassification of the capital stock of the Corporation or in case of the consolidation or merger of the Corporation with or into another corporation or the conveyance of all or substantially all of the assets of the Corporation to another corporation, each share of the $2.00 Convertible Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such share of such series would have been entitled upon such reorganization, reclassification, consolidation, merger or conveyance; and, in any such case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of such series, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the conversion rate) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the shares of such series.

Whenever the conversion rate is adjusted as herein provided, the Treasurer of the Corporation shall compute the adjusted conversion rate in accordance with this subdivision (f) and shall prepare a certificate setting forth such adjusted conversion rate and showing in detail the facts upon which such adjustment is based, and such certificate shall forthwith be filed with the Transfer Agent or Agents for the $2.00 Convertible Preferred Stock and a notice thereof mailed to the holders of record of the outstanding shares of such series.

In case:

(a) the Corporation shall declare a dividend (or any other distribution) payable upon its Common Stock otherwise than in cash or in its Common Stock; or

(b) the Corporation shall authorize the granting to the holders of its Common Stock of rights to subscribe for or purchase any shares of stock of any class or to receive any other rights; or

(c) of any capital reorganization of the Corporation, reclassification of the capital stock of the Corporation, consolidation or merger of the Corporation with or into another corporation, or conveyance of all or substantially all of the assets of the Corporation to another corporation; or

(d) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation then, and in any such case, the Corporation shall cause to be mailed to the Transfer Agent or Agents for the $2.00 Convertible Preferred Stock and to the holders of record of the outstanding shares of such series, at least twenty (20) days prior to the date hereinafter specified, a notice describing such event and stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution or rights, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights are to be determined, or (y) the date on which such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up is to take place, and the date, if any is to be fixed, as of which holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up.

The Corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock or out of shares of Common Stock held in its Treasury, solely for the purpose of effecting the conversion of the shares of the $2.00 Convertible Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all shares of such series from time to time outstanding. The Corporation shall from time to time, in accordance with the laws of the State of Delaware, increase the authorized amount of its Common Stock if at any time the authorized number of shares of Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the shares of such series at the time outstanding.

No fractional shares of Common Stock are to be issued upon conversion, but the Corporation shall pay a cash adjustment in respect of any fraction of a share which would otherwise be issuable in an amount equal to the same fraction of the market price (determined as hereinafter provided) per share of Common Stock on the day of conversion. For the purposes of the foregoing, such market price shall be the last sale price regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices regular way, in either case as officially quoted on the New York Stock Exchange, or, if the Common Stock is not at the time listed on such Exchange, the average of the closing bid and asked prices as furnished by any recognized dealer in securities selected by the Corporation for the purpose.

The Corporation will pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of the $2.00 Convertible Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of such series so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

(g) Status of Reacquired Shares. Shares of the $2.00 Convertible Preferred Stock which have been issued and reacquired in any manner (excluding, until the Corporation elects to retire them, shares which are held as treasury shares, but including shares redeemed, shares purchased and retired and shares which have been converted into shares of Common Stock) shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of the class of Preferred Stock undesignated as to series and may be redesignated and reissued.

(h) The shares of the $2.00 Convertible Preferred Stock shall not have any relative, participating, optional or other special rights and powers other than as set forth above in this Resolution and in the Certificate of Incorporation of the Corporation, as amended.